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                          REED SMITH SHAW & MCCLAY LLP

                                435 SIXTH AVENUE
                      PITTSBURGH, PENNSYLVANIA 15219-1886
                              PHONE: 412-288-3131
                               FAX: 412-288-3063

                                                                     Exhibit 5.1

                                 July 20, 2000



Westinghouse Air Brake Technologies Corporation
1001 Air Brake Avenue
Wilmerding, PA  15148-0001

                  Re:    Registration Statement on Form S-8

Gentlemen and Ladies:

                  We have acted as special counsel to Westinghouse Air Brake Technologies Corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") relating to up to 3,300,000 shares of the Company's Common Stock, par value $.01 per share, (the "Common Stock") which may be purchased by or awarded to employees of the Company pursuant to stock options granted or restricted shares or performance shares awarded under the Company's 2000 Stock Incentive Plan (the "Plan"). The Plan provides that either authorized but unissued or treasury shares of Common Stock may be issued or delivered under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and used under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

                  In connection with this opinion, we have examined, among other things:

                  (1) the Restated Certificate of Incorporation of the Company, as amended to date;

                  (2) resolutions adopted by the Board of Directors of the Company on January 25, 2000 adopting the Plan, on March 22, 2000 adopting certain amendments to the Plan, and together authorizing a total of 4,400,000 shares of Common Stock to be reserved for issuance under the Plan; and

                  (3) the Plan, as currently in effect.

                  Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion:

                  (a) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware; and

                  (b) The shares of Common Stock being registered and which may be issued or delivered by the Company pursuant to the provisions of the Plan have been duly authorized, and upon such issuance or delivery in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.



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REED SMITH SHAW & MCCLAY LLP

Westinghouse Air Brake Technologies Corporation         -2-         July 20,2000



                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                Yours truly,

                                                /s/ Reed Smith Shaw & McClay LLP



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